EXHIBIT 3.1

State of Delaware

Office of the Secretary of State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “CARDIOVASCULAR BIOTHERAPEUTICS, INC.” FILED IN THIS OFFICE ON THE TWENTY-SECOND DAY OF JULY, A.D. 2004, AT 2:18 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State

2869979 8100	AUTHENTICATION:	3258038

040537601	DATE:	07-27-04

State of Delaware

Secretary of State

Division of Corporations

Delivered 02:42 PM 07/22/2004

SRV 040537601- 2869979 File

RESTATED CERTIFICATE OF INCORPORATION

OF

CARDIOVASCULAR BIOTHERAPEUTICS, INC.

CardioVascular BioTherapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A. The name of the corporation is CardioVascular BioTherapeutics, Inc. CardioVascular BioTherapeutics, Inc. was originally incorporated under the name Cardio-Vascular Genetic Engineering, Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 11, 1998.

B. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

C. The text of the Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

“1. The name of the Corporation is CardioVascular BioTherapeutics, Inc.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is: to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of common stock which the Corporation shall have the authority to issue is 200,000,000 and the par value of each of such shares is $0.001, amounting to the aggregate of $200,000. The total number of shares of preferred stock which the Corporation shall have the authority to issue is 10,000,000 and the par value of each of such shares is $0.001, amounting to the aggregate of $10,000. Further, the board of directors of this Corporation, by resolution only and without further action or approval, may cause the Corporation to issue one or more classes or one or more series of preferred stock within any class thereof and which classes or series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors, and may fix the number of shares constituting any class or series and to increase or decrease the number of any such class or series.

5. The corporation is to have perpetual existence.

6. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

To make, alter or repeal the by-laws of the corporation;

To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation;

To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created;

To designate one or more committees, each committee to consist of one or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The by-laws may provide that in the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors, or in the by-laws of the corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval or (ii) adopting, amending or repealing any by-law of the corporation; and

When and as authorized by the stockholders in accordance with law, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.

7. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

8. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

9. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.”

D. The terms of this Restated Certificate include the terms of the Certificate of Designation of Non-Voting Convertible Preferred Stock of this corporation filed with the Secretary of State of Delaware on August 11, 1998 which is attached as Exhibit A.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed by Daniel C. Montano, its authorized officer, this July 21, 2004.

CARDIOVASCULAR BIOTHERAPEUTICS, INC.

By	/s/ Daniel C. Montano
Daniel C. Montano, Chief Executive Officer

EXHIBIT A

STATE OF DELAWARE

SECRETARY OF STATE

DIVISION OF CORPORATIONS

LED 09:00 AM 08/11/1998

981314697 - 2869979

CERTIFICATE OF DESIGNATIONS

of

NON-VOTING CONVERTIBLE PREFERRED STOCK

of

CARDIO-VASCULAR GENETIC ENGINEERING. INC.

(Pursuant to Section 151 of the

Delaware General Corporation Law)

Cardio-Vascular Genetic Engineering. Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 15 I of the General Corporation Law at a meeting duly called and held on March 20, 1998:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the “Board of Directors” or the “Board”) pursuant to the Corporation’s Articles of Incorporation, the Board of Directors hereby creates a series of Non-Voting Convertible Preferred Stock, par value $.01 per share of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

Non-Voting Convertible Preferred Stock:

Section 1. Designation and Amount. The shares of this series shall be designated as “Non-Voting Convertible Preferred Stock “ (the “Preferred Stock”) and the number of shares constituting the Preferred Stock shall be 54,050. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Preferred Stock.

Section 2. Dividends.

Holders of shares of the Preferred Stock shall not be entitled to dividends.

Section 3. Voting Rights. Holders of shares of the Preferred Stock shall have no voting rights on any Corporation matter.

Section 4. Reacquired Shares. Any shares of the Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock subject to the conditions and restrictions on issuance set forth herein or in any other Certificate of Designations creating a series of preferred stock or any similar stock or as otherwise required by law.

Section 5. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior to the Preferred Stock unless, prior thereto, the holders of shares of the Preferred Stock shall have received $10 per share. In the event the net assets, of the Corporation are not sufficient to return the $10 per share to the holder of the Preferred Stock, each such holder shall share pro-rata in proportion to the dollar amount of the par value of their respective holdings.

Section 6. Rank. The Preferred Stock shall rank, with respect to the distribution of assets, senior to all series of any other class of stock of the Corporation.

Section 7. Conversion. The Preferred Stock may be converted at any time, at the option of the holder, into Common Stock upon the presentation of a duly executed Preferred Stock certificate with instructions to convert said shares into Common Stock. The Preferred Stock include a reset provision their conversion and shall be convertible as follows:

(a) Prior to the time the Corporation completes an Initial Public Offering, the Preferred Stock may be converted into Common Stock at a conversion price of $10 per share. With a liquidation value of $10 for the Preferred stock, this equates to a one-for-one exchange ratio.

(b) After the Corporation completes an Initial Public Offering, the conversion price of the Preferred Stock shall be the lower of $10 per share or 50% of the initial offering price.

Section 8. Transferability. The Preferred Stock shall not be transferable, provided that in the event of the death of a holder of shares of the Preferred Stock, to the heirs or estate of such person.

IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its President and Secretary this 31 day of July, 1998.

/s/ Alexander Montano
Alexander Montano, President

/s/ Judith S. Pelton
Judith S. Pelton, Secretary